Exhibit 99.1

SERVICE BANCORP, INC.	For Immediate Release
81 Main Street
Medway, MA 02053

Service Bancorp, Inc. Reports Earnings

for the Quarter and Year Ended June 30, 2006

Medway, MA, July 26, 2006 – Service Bancorp, Inc. (OTC Bulletin Board: SERC), the bank holding company for Strata Bank, announced net income for the quarter ended June 30, 2006 of $455,000, or $0.27 per share, compared with $582,000, or $0.35 per share, for the same quarter a year ago, a decrease of $127,000, or 21.8%. Net income for the year ended June 30, 2006 was $1.9 million, or $1.13 per share, compared with net income of $2.1 million, or $1.27 per share, for the year ended June 30, 2005, a decrease of $247,000, or 11.7%. Net income for the quarter and the year were affected by the rising interest rate environment of the past year and resulting decrease in interest rate spread. Another factor contributing to the decline in net income for these periods was the decision by the Federal Home Loan Bank of Boston (FHLB) to amend its dividend schedule and defer the declaration of its normal quarterly dividend for quarter ending June 30, 2006. The dividend declaration date change resulted in the Company not recognizing an anticipated FHLB dividend of approximately $68,000 ($44,000, net of taxes) for the quarter ended June 30, 2006 on its investment in the FHLB. In August, the FHLB anticipates declaring a dividend equivalent to two quarterly periods of dividend income.

Pamela J. Montpelier, Chief Executive Officer and President of Service Bancorp, Inc. and Strata Bank, stated: “I am pleased to report that we reached a new milestone this year with our assets exceeding the $400 million mark. Despite the challenges of the shrinking interest rate margin, we continue to see solid gains in both residential and commercial loan growth. Our aggressive outreach to new and existing business has yielded a $34 million increase in commercial loans over last year. We have also realized significant increases in our certificates of deposit due to several special promotions launched this past spring. We are able to adapt and respond to today’s economic challenges by implementing creative solutions and pricing strategies using the industry knowledge and talent of our team of trusted experts.”

The Company’s total assets were $402.2 million as of June 30, 2006, compared with $350.6 million as of June 30, 2005, an increase of $51.6 million, or 14.7%. The increase in assets continues to be largely driven by loan growth, particularly in the Company’s commercial loan portfolio. Total gross loans increased $48.0 million, or 17.4%, since June 30, 2005 to $324.1 million. Commercial loans, which include commercial real estate, construction and commercial business loans, increased $34.2 million, or 32.2%, during the year ended June 30, 2006 to $140.2 million. The Company, through its residential loan origination division, the Strata Mortgage Center, increased residential real estate loans by $10.6 million, or 7.2%, to $157.6 million. The growth in residential loans since June 30, 2005 was net of sales of $6.6 million during the year and $0.7 million held for sale at June 30, 2006. The Company was also successful in increasing home equity loans since June 30, 2005 by $2.8 million, or 12.7%, to $24.6 million.

Investment securities, which consist primarily of federal agency bonds, mortgage-backed securities and corporate bonds increased $3.8 million, or 7.0%, since June 30, 2005 to $58.4 million at June 30, 2006 due to net purchases during the fiscal year. Total deposits increased $13.9 million, or 5.5%, since June 30, 2005 to $268.7 million. Core deposits decreased $4.8 million, or 3.2%, as growth in regular savings deposits due to this year’s promotion for the Generations Gold deposit account was more than offset by decreases in other core deposit categories. Generations Gold is a checking account combined with savings that also includes a value club program that provides customers with discounted banking, travel and other consumer services. Certificates of deposit increased $18.7 million, or 18.3%, since June 30, 2005 due to several certificate promotions and the use of brokered certificates of deposit. In order to provide additional funding for this year’s loan growth, the Company increased borrowings primarily from the Federal Home Loan Bank of Boston by $36.2 million, or 53.5%, since June 30, 2005.

For the quarter ended June 30, 2006, net interest income decreased $134,000, or 4.6%, compared with the same quarter last year. Net interest income was affected by the FHLB’s dividend deferral decision, described above, which resulted in the Company not recognizing an anticipated FHLB dividend of approximately $68,000. Average earning assets increased $49.1 million, or 15.1%, due to loan growth and increase in investment securities while the yield on assets increased 43 basis points to 6.01% compared to the same quarter last year. The positive effect on interest income from the earning asset growth and higher asset yield was more than offset by an increase in interest expense. The increase in interest expense resulted from an increase in average interest bearing liabilities of $48.3 million, or 17.3%, to fund loan growth, an increase in cost of liabilities of 114 basis points to 3.48%, as well as a change in the mix of liabilities, reflecting increased reliance upon borrowings and higher cost certificates of deposit compared to the same quarter last year. While a rising rate environment over the past year resulted in the increases in earning asset yield and cost of liabilities, this change in market interest rates disproportionately affected the Company’s interest expense, as certain of the Company’s liability costs have risen faster than yields on earning assets. The effect of the rising rate environment, together with the Company’s greater reliance on higher cost funding, as well as the effect of the FHLB dividend deferral, resulted in a decline in interest rate spread of 71 basis points to 2.53% and a decrease in interest rate margin of 60 basis points to 2.98% for the quarter ended June 30, 2006 compared to the same quarter last year.

Non-interest income was $490,000 for the quarter ended June 30, 2006, $27,000, or 5.8%, higher than the same quarter last year. The increase in non-interest income was mostly attributed to higher gains on the sale securities of $48,000, which was partially offset by lower gains from the sale of residential loans by $26,000.

Total non-interest expense for the quarter ended June 30, 2006 was $2.5 million, an increase of $157,000, or 6.8%, which was largely the result of the Company’s growth in operations to support its over $50 million, or 15%, asset growth over last year to a $400 million institution.

The provision for loan losses was $85,000 for the quarter ended June 30, 2006, which was $42,000 lower than the $127,000 recorded for the same quarter last year. The allowance for loan losses totaled $2.9 million at June 30, 2006 and represented 0.88% of loans outstanding, compared with the 0.90% at June 30, 2005. This quarter’s lower loan loss provision and decrease in percentage of allowance for loan losses to total loans was due mostly to a lower loan loss allowance related to the amount for classified loans at June 30, 2006 compared with June 30, 2005.

Stockholders’ equity increased to $27.7 million, or $16.89 book value per share, at June 30, 2006 from $26.5 million, or $16.38 book value per share, at June 30, 2005. The Company’s ratio of stockholders’ equity to total assets at June 30, 2006 was 6.88%, which together with other capital measures, qualifies the Company as “well-capitalized” under applicable bank regulatory guidelines. The comparative ratio at June 30, 2005 was 7.56%. The decrease in the ratio was due primarily to the growth in assets since the beginning of the fiscal year.

Service Bancorp, Inc. is the bank holding company of Strata Bank, a Massachusetts-chartered savings bank established in 1871. Strata Bank serves the communities centrally located between Boston, MA, Worcester, MA and Providence, RI. This region continues to experience commercial, industrial and residential growth, especially along the Route 495 corridor. The Company plans to continue to take advantage of opportunities to increase market share in these communities.

Strata Bank is headquartered in Medway, Massachusetts, approximately 30 miles southwest of Boston, Strata Bank operates eight full-service offices in Medway, Millis, Medfield, Franklin, Bellingham, Hopkinton, and Milford. In addition, the Bank has a limited service branch in Franklin at the Forge Hill Senior Living Community. Strata Bank offers a wide array of personal and commercial banking products and services. Nationally known bank rating companies such as Bauer Financial have continually awarded Strata Bank excellent ratings for financial strength.

This press release may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. For this purpose, any statements contained herein that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the foregoing, the words “believe”, “anticipates”, “plans”, “expects” and similar expressions are intended to identify forward-looking statements. There are a number of important factors that could cause the Company’s actual results to differ materially from those contemplated by such forward-looking statements. These important factors include, without limitation, the Company’s continued ability to originate quality loans, fluctuation in interest rates, real estate conditions in the Company’s lending areas, changes in the securities or financial markets, changes in loan delinquency and charge-off rates, general and local economic conditions, the Company’s continued ability to attract and retain deposits, the Company’s ability to control costs, new accounting pronouncements, and changing regulatory requirements. The Company undertakes no obligation to publicly release the results of any revisions to those forward-looking statements, which may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

For further information contact:

Dana S. Philbrook

Chief Financial Officer

Strata Bank

81 Main Street

Medway, MA 02053

(800) 339-4346

SERVICE BANCORP, INC.

Condensed Financial Information (unaudited)

(Dollars in thousands, except per share amounts)

	June 30, 2006	June 30, 2005
Consolidated Balance Sheet Data:
Total assets	$402,166	$350,602
Total loans, net of allowance for loan losses	322,158	274,598
Short-term investments	5	2,454
Other investments	58,371	54,563
Deposits	268,719	254,805
Borrowings	103,858	67,650
Stockholders’ equity	27,670	26,515

Capital and Asset Quality Ratios and Other Data:
Stockholders’ equity to total assets	6.88%	7.56%
Book value per share	$16.89	$16.38

Non-performing assets to total assets	0.50%	0.03%
Allowance for loan losses to loans	0.88%	0.90%

Number of full-service offices	8	8
Number of limited-service offices	1	1

	Quarter Ended June 30,		Year Ended June 30,
	2006	2005	2006	2005
Consolidated Statement of Income Data:
Total interest income	$5,620	$4,536	$20,771	$17,194
Total interest expense	2,850	1,632	9,176	5,924

Net interest income	2,770	2,904	11,595	11,270
Provision for loan losses	85	127	373	427

Net interest income, after provision for loan losses	2,685	2,777	11,222	10,843

Service charges and other income	403	398	1,532	1,542
Gain on loan sales, net	17	43	61	75
Gain on securities sales, net	70	22	389	110

Total non-interest income	490	463	1,982	1,727

Total non-interest expense	2,479	2,322	10,323	9,377

Income before income taxes	696	918	2,881	3,193
Income taxes	241	336	1,011	1,076

Net income	$455	$582	$1,870	$2,117

Earnings per share:
Basic	$0.28	$0.36	$1.15	$1.29

Diluted	$0.27	$0.35	$1.13	$1.27

Weighted average shares:
Basic	1,636,760	1,628,528	1,628,358	1,637,551

Diluted	1,657,811	1,649,854	1,649,981	1,660,778

Performance Ratios:
Annualized return on average assets	0.46%	0.68%	0.50%	0.64%
Annualized return on average equity	6.57%	8.88%	6.86%	8.12%
Net interest spread	2.53%	3.24%	2.90%	3.29%
Net interest margin	2.98%	3.58%	3.31%	3.62%